EXHIBIT 3.1

                                 Law Offices of
                             CHAPMAN AND CUTLER LLP
              111 West Monroe Street, Chicago, Illinois  60603-4080
                            Telephone (312) 845-3000
                            Facsimile (312) 701-2361
                                   chapman.com
Theodore S. Chapman                                      San Francisco
1877-1943
Henry E. Cutler                                          595 Market Street
1879-1959                                                San Francisco, CA 94105
                                                         (415) 541-0500

                                                         Salt Lake City

                                                         201 South Main Street
                                                         Salt Lake City,
                                                           Utah 84111
                                                         (801) 533-0066

                                  May 15, 2007


Fixed Income Securities, L.P.
18925 Base Camp Road
Monument, Colorado  80132


     Re:                 Advisor's Disciplined Trust 151

Ladies/Gentlemen:

     We have served as counsel for Advisor's Disciplined Trust 151 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated May 15, 2007 (the "Trust Agreement"), among Fixed Income Securities, L.P., as depositor (the "Depositor"), Fixed Income Securities, L.P., as supervisor, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the securities listed in the schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units (the "Units") of fractional undivided interest in and ownership of the trust of the Fund (the "Trust"), created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Trusts have been duly authorized; and

          2. The certificates evidencing the Units in the Trust, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Trust and the Depositor in accordance with the terms thereof and such Units, when issued and




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     delivered in accordance with the Trust Agreement against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-142388) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                Respectfully submitted,


                                CHAPMAN AND CUTLER LLP

MJK/mdd


















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